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                                  Exhibit 8.2

            [LETTERHEAD OF WILMER, CUTLER & PICKERING APPEARS HERE]


                 Amended Opinion of Wilmer, Cutler & Pickering

                               February 11, 1998



Capital Automotive REIT
1925 North Lynn Street, #306
Arlington, Virginia  22204

                            Capital Automotive REIT
                            -----------------------
                 Qualification as Real Estate Investment Trust
                 ---------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel to Capital Automotive REIT, a Maryland real estate investment trust (the "Trust"), in connection with the preparation of a Form S-11 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on November 26, 1997 (No. 333-41183), as amended through the date hereof, with respect to the offering and sale (the "Offering") of up to 23,000,000 common shares of beneficial interest, par value $0.01 per share, of the Trust (the "Common Shares"), and the Trust's contribution of (i) a portion of the net proceeds of the Offering to Capital Automotive, L.P., a Delaware limited partnership (the "Operating Partnership"), in exchange for a 1% general partnership interest in the Operating Partnership and (ii) the remainder of the net proceeds of the Offering to the Operating Partnership in exchange for a limited partnership interest in the Operating Partnership. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering. Unless specifically defined otherwise, all terms used herein have the meaning set forth in the Registration Statement.

          The Operating Partnership will acquire real property and improvements in properties used by automotive retail dealerships (the "Properties"), from the current owners of
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Capital Automotive REIT
February 11, 1998
Page 2


such Properties (the "Sellers"). The Operating Partnership will lease the Properties to the Sellers or their affiliates (the "Lessees") pursuant to substantially similar leases (the "Leases").

          In giving this opinion letter, we have examined the following:

          1. the Trust's Declaration of Trust, as duly filed with the Department of Assessments and Taxation of the State of Maryland on October 20, 1997;

          2. the Trust's Amended and Restated Declaration of Trust, as duly filed with the Department of Assessments and Taxation of the State of Maryland on February 3, 1998;

          3. the Amended and Restated Bylaws of the Trust dated as of February 3, 1998;

          4. the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus");

          5. the Agreement of Limited Partnership of the Operating Partnership, dated as of November 21, 1997, among the Trust, as general partner, and Scott M. Stahr as limited partner;

          6. a form of First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated February __, 1998, among the Trust, as general partner, and several limited partners (the "Partnership Agreement");

          7. the forms of Initial Leases among the Operating Partnership and the Initial Lessees;

          8. the various agreements between or among the Operating Partnership and each Seller or Sellers for the purchase or contribution of each Property or Properties; and

          9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.
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Capital Automotive REIT
February 11, 1998
Page 3


          In connection with the opinions rendered below, we have assumed, with your consent, that:

          1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; has not been amended; and any unexecuted documents have been or will be executed substantially in the form and content reviewed by us;

          2. during its taxable year ending December 31, 1998 and subsequent taxable years, the Trust will operate in such a manner that will make the representations contained in a certificate, dated February 11, 1998 and executed by a duly appointed officer of the Trust (the "Officer's Certificate"), true for such years;

          3. the Trust will not make any amendments to its organizational documents, the Partnership Agreement or any other agreements, after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for U.S. federal income tax purposes for any taxable year;

          4. each partner of the Operating Partnership (each, a "Partner") that is a corporation or other entity has a valid legal existence;

          5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Partnership Agreement and the transactions contemplated thereby;

          6. each Partner has been motivated in acquiring its partnership interest by such Partner's anticipation of economic rewards apart from tax considerations; and

          7. no action will be taken by the Trust, the Operating Partnership or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

          In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate. For the purposes of rendering this opinion, we have not made an independent investigation of the facts set forth in any of the aforementioned documents, including without limitation the Prospectus and the Officer's Certificate. We have consequently relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to this opinion. After reasonable inquiry, no facts have come to our attention that would cause us to question the accuracy and completeness of the facts
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Capital Automotive REIT
February 11, 1998
Page 4


contained in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, or the Prospectus in a material way.

          Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Consequences" (which is incorporated herein by reference), we are of the opinion that:

          (a) commencing with the Trust's taxable year ending December 31, 1998, the Trust will qualify to be taxed as a REIT pursuant to sections 856 through 859 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Trust's organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

          (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax consequences that are likely to be material to a holder of the Common Shares;

          (c) the Operating Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation or, as of the date hereof, a publicly traded partnership; and

          (d) each Initial Lease will be treated as a true lease for federal income tax purposes.

     In addition, we confirm our opinions contained in the Prospectus under the caption "Federal Income Tax Consequences."

     We will not review on a continuing basis the Trust's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that (i) the actual results of the Trust's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT or (ii) the Operating Partnership will continue not to be treated for federal income tax purposes as a publicly traded partnership.

          The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations
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Capital Automotive REIT
February 11, 1998
Page 5


or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Trust from qualifying as a REIT, or the Operating Partnership from being classified as a partnership for federal income tax purposes.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Wilmer, Cutler & Pickering under the caption "Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

          The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                              Very truly yours,

                              Wilmer, Cutler & Pickering

                              /s/ Robert B. Stack
                              -----------------------------
                              By Robert B. Stack, a Partner